EXHIBIT 10.2

Property Sublease Cytta/Collins

Effective Date	10/25/2020

between	Michael Collins (“Sublessor”) located at 8056 Redlands St. #2 Playa Del Rey, CA. 90293

and	Cytta Corp. (“Sublessee”) a Nevada Corporation located at 5450 W Sahara Ave., Suite 300, Las Vegas NV, 89146

Whereas:

Sublessor is executing a Master Lease for premises for certain property to be leased to the Sublessor as the lessee. Given the government and other security requirements of both sublessor and sublessee the address of the premises is intentionally left out of this agreement.

Now, the lessee as Sublessor wishes to provide Cytta Corp. a sublease which permits Cytta Corp to utilize part of the facilities as lab and testing facility, office, video studio, demonstration facility and storage location subject to the direction of the sublessor. In consideration for the mutual promises, covenants, and agreements made below, the parties, intending to be legally bound, agree as follows:

1. Term & Rent

The Sublessor leases to the Sublessee, and the Sublessee leases from the Sublessor, the Premises commencing 10/26/2020, and terminating on 10/26/2021. The sublease agrees to pay the sublessor the sum of $50,000.00 in advance for the annual lease payment.

2. Uses

The Sublessee shall use and occupy the portion of the premises described above.

Understood, Agreed & Accepted

We have carefully reviewed this contract and agree to and accept its terms and conditions. We are executing this Agreement as of the Effective Date first written above.

Accepted and Agreed

/s/ Gary Campbell	/s/ Michael Collins
Gary Campbell CEO	Michael Collins CTO
Cytta Corp.	Cytta Corp.